Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-135912, 333-76179, 333-64109, and 333-27825) on Form S-3, (Nos. 333-90749, 333-46687, 333-15413, and 333-40331) on Form S-3, as amended, (Nos. 333-40313 and 333-81039) on Form S-4, as amended, (Nos. 333-145495, 333-62148, 333-74647, 333-35049, 333-176219, and 333-273471) on Form S-8, and (No. 333-197284) on Form S-8, as amended, of our report dated February 23, 2024, with respect to the consolidated financial statements of CBIZ, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Cleveland, Ohio
February 23, 2024